EXHIBIT 10.92

                            BERNARD CHAUS, INC.
                               1410 Broadway
                         New York, New York 10018



                                              June 16, 1994



Mr. Anthony M. Pisano
143 Hoyt Street, Unit 2-J
Stamford, CT 06905

Dear Tony:

     This letter, when accepted by you, shall constitute our agreement under which your employment by Bernard Chaus, Inc. (the
"Company") shall be terminated effective at the close of business on Wednesday, August 31, 1994. The conditions of this arrangement shall be as follows:

 1. You shall continue to be paid through our bi-weekly payroll your salary, automobile allowance and related expenses through to August 31, 1994. Thereafter, you shall be paid, as severance, an amount equal to your salary and car payments on a bi-weekly basis, until the first to occur of
     (i) the date on which you accept employment with another company, or (ii) December 31, 1994. You agree to immediately notify the Company of your acceptance of any such new employment. In clarification of the foregoing, if you shall accept employment with USA Classics Company or any other company prior to August 31, 1994, such employment shall not affect your entitlement under this paragraph to salary and automobile allowance prior to August 31, 1994, but if such employment continues after August 31, 1994, the Company's obligation to pay your salary and automobile allowance under this paragraph shall be terminated.


 2.  You will remain as Chief Financial Officer and Corporate
     Secretary of the Company until June 17, 1994, at which time this Agreement shall constitute your resignation from such positions.

 3. Your benefits under the Company's healthcare plan and, participation in the 401(k) plan (but not vacation accrual which shall continue only through June 17, 1994) shall continue until August 31, 1994, subject to COBRA rights noted below. You will be reimbursed for any business related expense approved for expenditure through to August 31, 1994.

 4. On or about August 31, 1994, you will receive a letter from our Human Resources Department concerning your COBRA benefit continuation plan for your healthcare benefits. You will have sixty (60) days to enroll after August 31, 1994, and any such enrollment will be retroactive back to that date. You can continue to carry this coverage for a maximum of eighteen (18) months starting from September 1, 1994. Also, the Company will provide you a continuation of your disability insurance throughout the COBRA period, at your expense, if permitted by the insurer for a nonemployee.

 5. Since you will remain an employee until August 31, 1994, you will be eligible to vest in that portion of your stock options which are due to vest on or before that date. You can then exercise those options within thirty (30) days after August 31, 1994. The exercise price of the shares is in your contract. If you decide to exercise them, please contact Marc Zuckerman, our Treasurer.

 6. In consideration for this advance notice of termination and the payments set forth herein, you have agreed to release and forever hold harmless the Company, its subsidiaries, divisions, affiliates, owners, shareholders, directors, officers, employees, and agents from any and all claims, demands, or causes of action of any kind or nature, including but not limited to any claims for wages, salaries, or benefits of any kind or nature (other than as set forth herein); and any claims for employment discrimination including but not limited to any claims under the Federal Age Discrimination in Employment Act or the New Jersey law against discrimination; any claims pursuant to any other federal, state, or local statute, regulations or ordinance; and claims based in contract, expressed or implied; or any claims based in tort, compensatory damages or punitive damages. This release shall not apply to obligations set forth in this Agreement or any other claims that may arise after the date on which the Company signs this Agreement.

 7. The Company agrees to release, remise, acquit and discharge you from any and all claims known to it, which it may have against you, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from and during your employment relationship with the Company or as a result of the termination of such relationship; provided, however, that this release shall not apply to claims against you which may be discovered by the Company after the date hereof. This release shall not apply to the obligations set forth in this Agreement, or any other claims that may arise after the date on which you sign the acknowledgement copy of this Agreement.

 8. You agree that until August 31, 1995, you will not solicit or induce either directly or indirectly, any employee of the Company to terminate their employee relationship. You further agree that for the same period of time not to use, discuss or otherwise disclose in any manner, confidential or proprietary, information concerning the Company which you may have acquired while in its employ.

 9. Notwithstanding anything contained in this agreement, upon your termination from employment with the Company, you shall be free to work with any company whether or not it is a competitor of the Company so long as you do not violate the covenants referred to above.

10. Until August 31, 1994, you will perform such services as are reasonably requested by the Chief Executive Officer. The Company will provide secretarial help for any such requested services but shall be under no obligation to provide office space to you.

11. You agree to promptly return to the Company, any of the Company's personal property such as keys and company credit cards.

12. You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event of your breach of any of your obligations under this Letter Agreement, you will forfeit your right to receive all payments and benefits provided for hereunder.

13. The releases contained in this Letter Agreement do not constitute an admission of liability of any kind by either you or the Company.

14. This Agreement is personal to you and, without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your heirs and legal representatives. The terms of this Agreement shall inure to the benefit of and shall be binding on the Company and shall be binding upon and inure to the benefit of its respective successors and assigns.

15. This Agreement constitutes the entire understanding of the Company and you with respect to the subject matter hereof, and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. The invalidity of unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York without reference to the principles of conflicts of law.

17. The payments hereunder will not constitute compensation for any purpose under any retirement plan maintained by Chaus.

18. You understand that you may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, you may sign and return the acknowledgment copy of this Agreement no later than July 8, 1994 to acknowledge your understanding of and agreement with the foregoing. Prior to your signing this Agreement, you are advised to consult with an attorney.

19. This Letter Agreement will become effective, enforceable and irrevocable seven days after the date on which you sign it (the "Effective Date"). During the seven-day period ending the Effective Date, you may revoke your agreement to accept the terms hereof by indicating in writing to the Company your intention to revoke. Of course, if you exercise your right to revoke hereunder, you will forfeit your right to receive any of the payments or benefits offered to you hereunder.



     Please acknowledge by your signature below that you have consulted with your attorney with respect to this Agreement. If you wish to accept the arrangement and agree to abide by the conditions, including the release, please sign this letter in the space provided below and return it to my office at 1410 Broadway, New York, New York 10018.

     Good luck and success in your future plans.

                              Sincerely,



                              Josephine Chaus
                              Chief Executive Officer

JC:cs


ACCEPTED AND AGREED:

I, Anthony M. Pisano, do hereby state that I have read and understand the terms of this Agreement that has been offered to me and that I have discussed this Agreement with an attorney. I further state that I agree to fully abide by the terms of this Agreement as described above. This Agreement will become effective and irrevocable seven days from the date set forth below, until which time I may withdraw my acceptance of this Agreement.


June 17, 1994
  (Date)                                (Anthony Pisano)